Exhibit 10.2
Schrödinger, Inc.

RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
Granted under 2021 Inducement Equity Incentive Plan
Schrödinger, Inc. (the “Company”) hereby grants the following restricted stock units pursuant to its 2021 Inducement Equity Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted:
Number, if any, of RSUs that vest immediately on the Grant Date:
RSUs that are subject to vesting schedule:
Vesting Start Date:

Vesting Schedule:

Vesting Date:	Number of RSUs that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Schrödinger, Inc.
Signature of Participant
By:
Street Address		Name of Officer Title:
City/State/Zip Code

Exhibit 10.2

Schrödinger, Inc.

Restricted Stock Unit Agreement for Non-U.S. Participants
Granted under 2021 Inducement Equity Incentive Plan
Incorporated Terms and Conditions

1. Award of Restricted Stock Units.
The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement for Non-U.S. Participants, including any additional terms and conditions for the Participant’s country included in the appendix attached hereto (this “Agreement”) and in the Company’s 2021 Inducement Equity Incentive Plan (the “Plan”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.
The RSUs evidenced by this Agreement were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), as an inducement that is material to the Participant’s employment with the Company.
2. Vesting.
The RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs. As soon as practicable after the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 8. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.
3. Forfeiture of Unvested RSUs Upon Cessation of Service.
In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of RSUs under the Plan.
For purposes of the RSUs, the Participant’s status as an Eligible Participant will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer (as defined below) or any of the other affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the RSUs and receive shares in settlement of the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Board or the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSU grant (including whether the Participant may still be considered to be providing services while on a leave of absence) subject to Section 409A (as defined below).

4. Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, either voluntarily or by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

Exhibit 10.2
5. Rights as a Stockholder.
The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.
6. Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
7. Nature of Grant.

In accepting the grant, the Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)    the RSU grant and participation in the Plan shall not create a right to employment or other service relationship with the Company;
(e)    the RSU grant and participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any affiliate of the Company, as applicable, to terminate the Participant’s employment relationship (if any);
(f)    the Participant is voluntarily participating in the Plan;
(g)    the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h)    the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)    unless otherwise agreed with the Company in writing, the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a subsidiary of the Company;
(j)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant’s employment agreement, if any); and
(l)    neither the Company, the Employer nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to me pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

Exhibit 10.2
8.Tax Matters.
(a)    Acknowledgments; Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award of RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Withholding. Prior to the relevant taxable or tax withholding event and at such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and the Participant is not subject to any restriction on trading activities with respect to the Common Stock pursuant to any Company insider trading or other policy, the Participant shall execute the instruction set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instruction”) as the means of satisfying the withholding obligations for Tax-Related Items (the “Sell-to-Cover Withholding”). In the event the Sell-to-Cover Withholding results in over-withholding, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent, or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority, to the Company or to the Employer. The Participant agrees to pay to the Company or the Employer, as applicable, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the Sell-to-Cover Withholding. If the Participant fails to comply with his or her obligations in connection with the Tax-Related Items, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock.
9. Data Protection.

If the Participant would like to participate in the Plan, the Participant will need to review the information provided in this Section 9 and declare with its signature under this Agreement consent to processing of Participant’s personal data for such processing activities requiring consent.

If the Participant is based in the EEA+ (as defined below), the Participant has the right to withdraw his or her consent for such processing activities at any time and declares that he or she read the transparency document on the website of the Company or, if different, the Participant’s Employer. The withdrawal of consent does not affect the lawfulness of processing based on consent before its withdrawal. Other processing activities (e.g., the transfer of personal data to tax authorities) are based on other legal grounds, e.g., a legal obligation to which the controller is subject, or a legitimate interest pursued by the controller or by a third party. For such processing activities consent is not needed or given by the Participant.

(a)    EEA+ Controller and Representative. If the Participant is based in the European Union (“EU”), the European Economic Area, or the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its registered address at 1540 Broadway, 24th Floor, New York, New York 10036, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EEA+ by means of Art. 27 GDPR is Prof. Dr. h.c. Heiko Jonny Maniero, DGD Deutsche Gesellschaft für Datenschutz GmbH, Fraunhoferring 3, 85238 Petershausen. The representative can be reached by email at heiko.maniero@dg-datenschutz.de.
(b)    Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs, options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, Participant’s Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.

Exhibit 10.2
If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is: (i) consent of the Participant; or (ii) the necessity of the data processing for the Company to (1) perform its contractual obligations under this Agreement, (2) comply with legal obligations established in the EEA+, or (3) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.
If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is the Participant’s consent, as further described below.
(c)    Stock Plan Administration Service Providers. The Company grants access to Data to TD Ameritrade, Inc., an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (“Broker”). In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Broker will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with Broker, with such agreement being a condition of participating in the Plan.
(d)    International Data Transfers. In the event the Participant resides, works or is otherwise located outside of the U.S., Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country.
If the Participant is based in the EEA+, the legal basis, where required, for the transfer of Data from the EEA+ to the Company and for the access to Data granted by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S. is to satisfy the Company’s contractual obligations under the terms of this Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.
If the Participant is based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Data from the Participant’s country to the Company and for the access to Data granted by the Company to Broker or, as the case may be, a different service provider of the Company is the Participant’s consent, as further described below.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f)    Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based and subject to the conditions set out in applicable law, such rights may include the right to request from the Company access to and rectification, erasure or portability of Data, to restrict or object to the processing of Data, lodge a complaint with a supervisory authority and/or to receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, the Participant can contact the Company’s data privacy representative at heiko.maniero@dg-datenschutz.de.
(g)    Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.
(h)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing any consents referred to herein on a purely voluntary basis. The Participant understands that he or she may withdraw any such consent at any time with future effect for any or no reason. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs, the options or other awards to the Participant or administer or maintain the RSUs, the options or other awards. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact the Company’s data privacy representative at heiko.maniero@dg-datenschutz.de.

Exhibit 10.2

If the Participant is based outside of the EEA+, by accepting the RSUs and indicating consent via the Company’s online acceptance procedure, the Participant explicitly declares his or her consent to the entirety of the Data processing operations described in this Section 9 including, without limitation, access to Data provided by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S.

10. Miscellaneous.
(a)    Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock following the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.
(b)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or the acquisition or sale of the underlying shares of Common Stock. The Participant understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(c)    Governing Law and Venue. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.
(d)    Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions, agreements, commitments, or negotiations between the parties. No adverse modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
(e)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
(f)    Consent to Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(g)    Language. The Participant acknowledges that the Participant is proficient in the English language and, accordingly, understands the provisions of this Agreement and the Plan. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the RSU prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant

Exhibit 10.2
agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

(i)    Country-Specific Provisions. The RSUs shall be subject to any special terms and conditions set forth in the Appendix for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
(j)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs, and on any shares of Common Stock issued following the vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(k)    Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s trading policy. Neither the Company nor any of its affiliates will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal advisor regarding compliance with such restrictions.
(l)    Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, to the extent permitted by law, he or she will be bound by any clawback policy that the Company has in place or may adopt in the future.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.2

Schrödinger, Inc.

COUNTRY-SPECIFIC APPENDIX TO
RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
Granted under 2021 Inducement Equity Incentive Plan
Capitalized terms used but not defined in this Country-Specific Appendix (the “Appendix”) shall have the same meanings assigned to them in the Plan or the Agreement.
Terms and Conditions
This Appendix, which is part of the Agreement, includes additional terms and conditions that govern the RSUs if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which he or she is currently working (or is considered as such for local law purposes), or if the Participant transfers employment or residency to a different country after receiving the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the recipient.
Notifications
This Appendix also includes information regarding certain other issues about which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2022. Such laws are often complex and change frequently. As a result, the recipient should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date when the RSUs vest or settle and/or when the Participant sells any shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the recipient’s country may apply to his or her situation.
If the Participant is a citizen or resident of a country other than the one in which he or she is currently working (or is considered as such for local law purposes), or transfers employment/residency to a different country after receiving the RSUs, the notifications contained in this Appendix may not be applicable to the Participant in the same manner.

AUSTRALIA

Notifications

Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the RSUs granted under the Plan, such that the RSU grant is intended to be subject to deferred taxation.

Securities Law Information. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Please note that if you offer your shares of Common Stock for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. Please obtain legal advice on your disclosure obligations prior to making any such offer.

Exchange Control Information. If the Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf. If there is no Australian bank involved with the transfer, the Participant will be required to file the report.

Exhibit 10.2
CANADA
Terms and Conditions
Settlement of RSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the RSUs will be settled in shares of Common Stock only, not cash.
Cessation of Service. The following provisions replaces the second paragraph of Section 3 of this Agreement:
For purposes of the RSUs, the Participant’s status as an Eligible Participant will be considered terminated as of the as of the earliest of:
(1) the date that the Participant is no longer actively employed or providing service to the Company or the Employer (as defined below),
(2) the date the Participant receives notice of termination from the Company or the Employer, or
(3) the date the Participant’s employment or service with the Company or the Employer is terminated, regardless of any notice period or period of pay in lieu of such notice or related payments or damages provided or required under local law (including, but not limited to statutory law, regulatory law and/or common law). Unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in RSUs under the Plan, if any, will terminate as of such date.
The Participant will not be entitled to any pro-rata vesting for that portion of time before the date on which the Participant’s right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting. For the avoidance of doubt, employment or service during any portion of the vesting period shall not entitle the Participant to vest in a pro rata portion of unvested RSUs.
In the event the date the Participant is no longer actively providing service cannot be reasonably determined under the terms of this Agreement and the Plan, the Board or the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed or providing service for purposes of the Participant’s RSUs (including, but not limited to, whether the Participant may still be considered actively employed or providing services while on an approved leave of absence) subject to Section 409A.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the unvested RSUs under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but he or she will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will he or she be entitled to any compensation for lost vesting.
Securities Law Information. The Participant will not be permitted to sell or otherwise dispose of the shares of Common Stock acquired upon settlement of the RSUs within Canada. The Participant will only be permitted to sell or dispose of any shares of Common Stock if such sale or disposal takes place outside of Canada on the facilities on which such shares of Common Stock are traded.
Notifications
Foreign Asset/Account Reporting Information. Canadian residents are required to report their foreign specified property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. The right to acquire shares of Common Stock must be reported (generally at nil cost) if the C$100,000 threshold is exceeded because of other foreign specified property held. Foreign specified property includes shares of Common Stock acquired under the Plan, and their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition less the purchase price, but if such Canadian resident owns other shares of Common Stock, this ACB have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30th of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

Exhibit 10.2
FRANCE
Terms and Conditions

Consent to Receive Information in English. By accepting the RSUs, the Participant confirms that he or she has read and understood the Plan and the Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant les RSUs, le Titulaire de les RSUs confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de les RSUs accepte les dispositions de ces documents en connaissance de cause.
Notifications
Tax Information. The RSUs are not intended to qualify for special tax and social security treatment applicable to restricted stock units granted under Section L.225-197-1 to L.225-197-6 of the French Commercial Code, as amended.
Foreign Asset/Account Reporting Information. If the Participant holds cash or shares of Common Stock outside of France, the Participant must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis, on form No. 3916, together with his or her income tax return. It is the Participant’s responsibility to comply with French foreign asset and account reporting requirements, and neither the Company nor the Employer will be liable for any resulting fines or penalties.
GERMANY
Notifications

Exchange Control Information. If the Participant remits funds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank). The Participant is responsible for the reporting obligation and should file the report (“Allgemeine Meldeportal Statistik”) electronically by the fifth day of the month following the month in which the payment is made. A copy of the report can be accessed via the Bundesbank’s website at www.bundesbank.de and is available in both German and English.
Foreign Asset/Account Reporting Information. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition when he or she files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) in the unlikely event the Participant holds shares of Common Stock exceeding 10% of the Company’s total Common Stock. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor to determine his or her obligations in this regard.

INDIA
Notifications

Exchange Control Information. Indian residents are required to repatriate the proceeds from the sale of shares of Common Stock to India within specified timeframes. The Participant must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with these requirements. Neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with any applicable laws.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside of India) in their annual tax returns. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor to determine his or her obligations in this regard.
IRELAND
Notifications

Exhibit 10.2
Director Notification Obligation. If the Participant is a director, shadow director, or secretary of an Irish affiliate, the Participant is required to notify such Irish affiliate in writing if the Participant receives or disposes of an interest in the Company representing more than 1% of the Company’s voting share capital (e.g., RSUs, shares of Common Stock, etc.), if the Participant becomes aware of the event giving rise to such notification requirement, or if the Participant becomes a director, shadow director, or secretary of an Irish affiliate if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director, or secretary).

JAPAN
Notifications
Foreign Asset / Account Reporting Information. The Participant will be required to report details of any assets held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. The Participant is responsible for complying with this reporting obligation and should confer with their personal tax advisor to determine the Participant’s obligations in this regard.

NETHERLANDS

There are no country-specific provisions.

SOUTH KOREA

Notifications
Foreign Asset / Account Reporting Information. The Participant must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant is responsible for complying with this reporting obligation and should confer with their personal tax advisor to determine the Participant’s obligations in this regard.

UNITED KINGDOM

Terms and Conditions
Tax Matters. The following provision supplements Section 8 of the Agreement:
Without limitation to Section 8 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), the Participant acknowledges that the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in the Plan or Section 8 of the Agreement.

Exhibit 10.2
Schedule A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTION

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Schrödinger, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to any restricted stock units that may be granted to me from time to time by the Company under the Company’s equity compensation programs, other than any restricted stock units which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such restricted stock units and therefore do not permit sell-to-cover transactions (the restricted stock units subject to this Instruction are referred to as “Covered RSUs”). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to Covered RSUs and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.
I acknowledge that upon vesting and settlement of any Covered RSUs in accordance with the applicable RSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the RSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.
I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs through an automatic sale of the number of the shares of the Company’s common stock that would otherwise be issuable to me on each applicable settlement date in an amount sufficient to satisfy the applicable withholding obligation, with the proceeds of the sale delivered to the Company in satisfaction of the applicable withholding obligation.
I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.
Upon the settlement of any of my Covered RSUs after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the 120th day following the Adoption Date) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s common stock issuable with respect to such RSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.
I hereby appoint the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer, and any of them acting alone and with full power of substitution, to serve as my attorneys-in-fact to arrange for the sale of shares of the Company’s common stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of common stock pursuant to this Instruction.

Exhibit 10.2
I hereby certify that, as of the Adoption Date:
(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;
(ii) I am not aware of any material nonpublic information about the Company or its common stock; and
(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

                        ________________________________

                        Print Name: _____________________

                        Date: __________________________